Prospectus Supplement #26	Filed pursuant to Rule 424(b)(3)
to Prospectus dated July 7, 2006	File No. 333-133182
HEALTH BENEFITS DIRECT CORPORATION
     This document supplements the prospectus, dated July 7, 2006, relating to offers and resales of up to 33,550,000 shares of our common stock, including 8,650,000 shares issuable upon the exercise of warrants. This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of our Registration Statement on Form SB-2, as amended (File No. 333-133182). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
Executive Bonuses and Option Grants
     On February 5, 2009, the Compensation Committee of our Board of Directors authorized and issued stock option grants and bonuses to each of Anthony R. Verdi, our Chief Financial Officer, Chief Operating Officer and acting principal executive officer, and Robert Oakes, one of our directors and President of the Company’s Atiam Technologies LLC subsidiary.
     The Compensation Committee approved a $100,000 cash bonus payable to Mr. Verdi in four equal monthly installments beginning in April 2009 and a $50,000 cash bonus payable to Mr. Oakes in February 2009. The Compensation Committee also authorized and issued to Mr. Verdi a stock option grant to purchase a total of 650,000 shares of our common stock, par value $0.001 per share. Mr. Verdi’s option vests as follows: 130,000 shares of common stock on each of May 31, 2009, September 30, 2009, May 31, 2010 and September 30, 2010; 65,000 shares of common stock on May 31, 2011; and 32,500 shares of common stock on each of September 30, 2011 and May 31, 2012.
     In addition, the Compensation Committee authorized and issued to Mr. Oakes a stock option grant to purchase a total of 1,000,000 shares of our common stock. Mr. Oakes’ option vests as follows: 200,000 shares of common stock on each of May 31, 2009, September 30, 2009, May 31, 2010 and September 30, 2010; 100,000 shares of common stock on May 31, 2011; and 50,000 shares of common stock on each of September 30, 2011 and May 31, 2012.
     Each of the options have a five year term and an exercise price of $0.101, which is equal to closing price of one share of our common stock as quoted on the Over-the-Counter Bulletin Board on February 5, 2009.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 19, 2009